FOR IMMEDIATE RELEASE:

March 10, 2006

MuniMae to Restate GAAP Net Earnings

Aggregate Net Earnings to Increase $23 Million

BALTIMORE – Municipal Mortgage & Equity, LLC, also known as MuniMae (NYSE: MMA), announced today that it will restate net earnings for the nine month period ended September 30, 2005 as well as fiscal years 2004, 2003 and 2002 resulting in higher aggregated net earnings over this period than previously reported. This restatement does not impact cash available for distribution (CAD) in any period. CAD is a supplemental non-GAAP performance measure reported by the Company in addition to net earnings.

For the nine months ended September 30, 2005, and year ended December 31, 2004 the Company will be increasing previously reported net earnings by $10.5 million ($.27 per diluted share) and $19.4 million ($.56 per diluted share), respectively. For the years ended December 31, 2003 and 2002, the Company will be decreasing net earnings by $4.2 million ($.15 per diluted share) and $2.6 million ($.09 per diluted share), respectively. The adjustments described above are subject to the completion of the review by the Company’s independent registered public accountants.

In connection with its fourth quarter financial reporting processes, the Company identified the need to record certain adjustments related to four main areas: 1) recognition of syndication fees, 2) application of equity method accounting, 3) recognition of interest income, and 4) amortization of mortgage servicing rights. As a result of the efforts necessary to reflect the restatements of prior periods, the Company expects to file for a 15 day extension to file its annual report on Form 10-K for the year ended December 31, 2005. Currently, the Company expects that it will file its 2005 Form 10-K before the expiration of this extension.

The Company will host a conference call to discuss its financial results for the fourth quarter and full year 2005 as well as its prospects for 2006 on or before the filing of its 2005 Form 10-K. Details regarding the conference call will be announced as they are available.

About MuniMae

MuniMae and its subsidiaries arrange debt and equity financing for developers of multifamily housing, and provide other real estate related investment management and advisory services. Assets under management as of today are more than $16 billion secured by 2,800 properties, containing 303,000 units in 50 states, the District of Columbia, Puerto Rico and the U.S. Virgin Islands.

MuniMae is organized as a limited liability company, which allows it to combine the limited liability, governance and management characteristics of a corporation with the pass-through income features of a partnership. As a result, the tax-exempt income derived from certain investments remains tax-exempt when passed through to shareholders. Distributions to shareholders are normally declared quarterly. Tax information for 2005 on Form K-1 has been mailed to shareholders, and is available through our website.

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Statements in this press release that are not historical fact may be deemed forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Examples of such statements in this press release include our anticipated filing dates and the anticipated changes to previously reported net earnings (to the extent that they have not yet been reviewed by our independent registered public accountants). Although the Company believes the expectations reflected in any forward-looking statements are based on reasonable assumptions, the Company can give no assurance that its expectations will be attained. Factors that could cause actual results to differ materially from the Company’s expectations include completion of pending investments, continued ability to originate new investments, the mix of business between tax-exempt and taxable activities, the availability and cost of capital for future investments, competition within the finance and real estate industries, economic conditions, loss experience and other risks detailed from time to time in the Company’s SEC reports. This press release does not constitute an offer to sell any securities of the Company or any other entity.

MUNIMAE: INTEGRITY. INNOVATION. SERVICE.
www.MuniMae.com

For more information:
Timothy J. Lordan, Vice President, Investor Relations
888/788-3863